UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2011

Smith & Wesson Holding Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-31552	87-0543688
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue Springfield, Massachusetts	01104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 331-0852

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.

On October 5, 2011, Smith & Wesson Holding Corporation (the “Company”) committed to a plan to divest itself of all of the assets, liabilities and ongoing operations of its security solutions division. Its assets all reside in Nashville, Tennessee and include property, plant and equipment, accounts receivables, inventory, and intellectual property relating to its perimeter security business including the GRAB®300, GRAB®400, and XMB™ active barriers. Liabilities of the division include normal trade payables and accrued expenses, such as warranty obligations, and long-term lease obligations. The Company took this action to focus its financial, managerial, and operational resources on its core firearms business. The Company will secure professional advisors to assist with the divestiture and currently does not have an estimate with regard the completion date of the divestiture. The Company expects to present the security solutions division as a discontinued operation beginning with its financial statements for the quarter ended October 31, 2011.

The Company is not able at this time to provide a good faith estimate of any of the major types of costs associated with the divestiture nor is it able to provide an estimate of the total range of costs, expenses, or future cash expenditures associated with the divestiture. The Company will file an amended report on Form 8-K under this Item 2.05 at such time as such determination is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION

Date: October 7, 2011	By:	/s/ Jeffrey D. Buchanan

Jeffrey D. Buchanan Executive Vice President, Chief Financial Officer, and Secretary